Exhibit No. 10.1

AGREEMENT (WITH KD KAUPULEHU. LLLP) TO RELEASE RETAINED RIGHTS
THIS AGREEMENT (WITH KD KAUPULEHU, LLLP) TO RELEASE RETAINED RIGHTS (“Agreement”) is entered into this day 7th of March, 2019 by and between Kaupulehu Developments, a Hawaii general partnership (“KD”), and KD Kaupulehu, LLLP, a Delaware limited liability limited partnership (“KD Kaupulehu”);
R E C I T A L S :

A.
KD Acquisition II, LP, a Delaware limited partnership (“Acquisition II”), is the lessee under a ground lease entitled “Indenture of Lease”, dated as of May 27, 2009, Lease No. 29,250, and made between the Trustees of the Estate of Bernice Pauahi Bishop as the lessor, and WB KD Acquisition II, LLC as the lessee, as modified by an Amendment of Bishop Estate Lease Nos. 29,250 and 29,251 dated March 7, 2016 (the lease as amended being referred to below as the “Increment 2 Lease”). The Increment 2 Lease leases and demises to Acquisition II certain land and related real property interests situated in the County of Hawaii which are described on Exhibit “A” attached hereto and incorporated herein by this reference, which land and interests are hereinafter referred to as “Increment 2”.

B.
On terms and conditions set forth in that certain May 27, 2009 Amended and Restated Agreement as to Lot 4A, Increment 2 (“Increment 2 Sale Agreement”), and except as noted otherwise below with respect to certain rights retained by KD, KD assigned, sold and conveyed all of its retained right, title and interest in Increment 2 to Acquisition II (to WB KD Acquisition II, LLC, Acquisition II’s pre-conversion to LP entity) as lessee under the Increment 2 Lease.

C.
In selling its leasehold interest in Increment 2 under the Increment 2 Sale Agreement to Acquisition II, KD reserved certain rights in Increment 2 and the Increment 2 leasehold including (1) the right to receive a percentage of the gross proceeds from Increment 2 lot or unit sales, (2) the right to approve changes in the Increment 2 Concept Plan, which plan identified the location and the number of units of each type which Acquisition II planned to develop within Increment 2, and (3) the right upon certain conditions specified in the Increment 2 Sale Agreement, to step in and assume Acquisition II’s rights under the Increment 2 Lease. The rights described in items (1), (2), and (3) above are referred to below as “KD’s Retained Rights”.

D.
Notice to third-parties of KD’s Retained Rights in Increment 2 (and of its similar rights reserved with respect to in Increment 1) is provided by Memorandum of Agreement dated February 13, 2004 recorded in the Bureau of Conveyances of the State of Hawaii (“Bureau”) as Document No. 2004-031731, as amended by Amendment to Memorandum of Agreement

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dated May 27, 2009 recorded in said Bureau as Document No. 2009-096329 (collectively referred to below as “Notice of Retained Rights”).

E.
To date, only two (2) residential lots within Increment 2 have been developed and sold (KD acknowledges receipt of the payments due it in consideration of its release of its Retained Rights in the two lots sold), and much of the infrastructure and amenities needed to support the full development of the increment have not yet been constructed and installed.

F.
Acquisition II intends to proceed with the development of Increment 2 and in connection therewith has admitted Replay Kaupulehu Development, LLC (“Replay”) as a partner of Acquisition II to take advantage of Replay’s similar-project experience and to obtain Replay’s expertise and assistance in the planning, design, development, marketing and sale of Increment 2 (the “Project”), the first contemplated phase of which is referred to below as “Phase 2A”.

G.	Acquisition II has requested that KD release KD’s Retained Rights in Increment 2 to facilitate the financing of the Project and each phase thereof.

H.
On the terms and conditions, and for the consideration, set forth in that certain Agreement With Respect to Retained Rights between KD and Acquisition II to be entered into of even date herewith, KD has agreed to release its Retained Rights in Increment 2.

I.	KD’s agreement to release its Retained Rights under the agreement with Acquisition II is, however, contingent on KD’s receipt of the additional consideration from KD Kaupulehu described below.

J.	KD Kaupulehu is a partner of Acquisition II with a forty percent (40%) interest (a fifty-five percent (55%) interest if the KD Net Profits Interest is included) in Acquisition II’s profits and losses.

K.
KD Kaupulehu is a Delaware limited liability limited partnership organized and operated pursuant to that certain June 9, 2014 Amended and Restated Partnership Agreement of KD Kaupulehu, LP (the “Partnership Agreement”). A copy of the Partnership Agreement is attached hereto as Exhibit “B”.

NOW THEREFORE, for the consideration and mutual agreements described below, KD and KD Kaupulehu agree as follows:
1.    Agreement to Release Retained Rights. KD agrees to release its Retained Rights in Increment 2 at Closing for the consideration and on the terms and conditions set forth below.
2.    Consideration for Release. As consideration for KD’s Release of its Retained Rights, KD Kaupulehu agrees to make payments to KD in the same amounts and at the same times as if KD were a Partner of KD Kaupulehu with a ten percent (10%) interest in the cumulative net profits

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(after giving effect to losses) of KD Kaupulehu derived from any phase of the Project subsequent to Phase 2A. Each distribution made by KD Kaupulehu pursuant to Section 6.03(b) of the Partnership Agreement, to the extent that it includes net profits from phases of the Project subsequent to Phase 2A, will be shared between the partners of KD Kaupulehu and KD as if KD’s “Percentage Interest” in the cumulative net profits of the KD Kaupulehu partnership is 10%. The above-described payments to KD shall continue until KD has received total distributions pursuant to Section 6.03(b) in the amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00).
3.    Condition Precedent to KD’s Release of Retained Rights. KD’s release of its Retained Rights shall be contingent upon the occurrence of closing under KD’s Agreement With Respect to Retained Rights with Acquisition II.
4.    Closing; Form of Release. Upon the satisfaction of the condition precedent in Section 3 above (“Closing”), KD will execute and deliver to Acquisition II for recordation in said Bureau the Partial Release of Retained Rights in the form attached to the Agreement With Respect to Retained Rights between KD and Acquisition II as Exhibit “C”.
5.    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to Kaupulehu Developments:	c/o Barnwell Hawaiian Properties, Inc. 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Attn: Alexander Kinzler Facsimile No.: (808) 531-7181
If to KD Kaupulehu, LLLP:	c/o Barnwell Hawaiian Properties, Inc. 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Attn: Alexander Kinzler Facsimile No.: (808) 531-7181
With a copy to:	Ashford & Wriston LLP 999 Bishop Street, Suite 1400 Honolulu, Hawaii 96813 Attn: Cuyler Shaw Facsimile No.: (808) 539-4945

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Any partner may designate another addressee (and/or change its address) for Notices hereunder. A Notice sent in compliance with the provisions of this Section 5 shall be deemed given on the date of receipt.
6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.
7.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns.
8.    Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
9.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when assembled shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile or by other electronic transmission such as in portable document format (“pdf”) shall have the full force and effect of an original.
10.    Venue. Each of the parties consents to the jurisdiction of any court in Honolulu, Hawaii for any action arising out of matters related to this Agreement.
11.    Terms capitalized but not defined in this Agreement shall have the meanings assigned to them in the Partnership Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement to Release Retained Rights as of the date first written above.

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Kaupulehu Developments, a Hawaii general partnership

By:	/s/ Alexander Kinzler
Name:	Alexander Kinzler
Title:	President/Managing Partner

“KD”

KD Kaupulehu, LLLP, A Delaware limited liability limited partnership

By:	Kaupulehu Makai, LLLP
Its general partner

By:
Name:
Title:

“KD Kaupulehu”

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IN WITNESS WHEREOF, the parties have executed this Agreement to Release Retained Rights as of the date first written above.

Kaupulehu Developments, a Hawaii general partnership

By:
Name:
Title:

“KD”

KD Kaupulehu, LLLP, A Delaware limited liability limited partnership

By:	Kaupulehu Makai, LLLP

	By:	KKM Makai, LLLP, its general partner

By: Noble enterprises, Inc., its general partner

		By:	/s/ Terry Johnston
Terry Johnston
Its President

“KD Kaupulehu”

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EXHIBIT “A”

Increment 2 Real Property
FIRST:
All of those certain parcels of land (being portion of the land(s) described in and covered by Royal Patent Number 7843, Land Commission Award Number 7715, Apana 10 to L. Kamehameha) situate, lying and being at Kaupulehu, District of North Kona, Island and County of Hawaii, State of Hawaii being:
LOT 46A of the “KAUPULEHU LOT 4-A INCREMENT 2, PHASE 1 SUBDIVISION”, containing an area of 147.768 acres, more or less;
All as shown on subdivision map prepared by Dan H. Hirota, Land Surveyor, dated August 26, 2015, approved by the Planning Director, County of Hawaii, on September 17, 2015, as SUB-13-001254-Revised, as shown in AFFIDAVIT dated September 25, 2015, recorded as Document No. A-57490755.
SECOND:
All of that certain parcel of land situate at Kaupulehu, District of North Kona, Island and County of Hawaii, State of Hawaii, being LOT 45 of the “Kaupulehu LOT 4-A, INCREMENT 1, PHASE 2 SUBDIVISION”, as shown on File Plan Number 2438, filed in the Bureau of Conveyances of the State of Hawaii, and containing an area of 273.875 acres, more or less.

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EXHIBIT “B”

Limited Liability Limited Partnership Agreement of KD Kaupulehu, LLLP

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LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

KD KAUPULEHU, LLLP

Dated as of June 9, 2014

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TABLE OF CONTENTS
Page

I.DEFINED TERMS    1
1.01.Defined Terms    1
1.02.Other Defined Terms    8
II.ORGANIZATION    8
2.01.Continuation    8
2.02.Name and Principal Place of Business    8
2.03.Term    8
2.04.Registered Agent and Registered Office    8
2.05.Purpose    8
III.PARTNERS    9
3.01.Partners    9
3.02.Limitation on Liability    9
IV.CAPITAL    9
4.01.Capital Accounts    9
4.02.Additional Contributions, Loans and Withdrawals of Capital    10
(a)Additional Capital Contributions    10
(b)Loans    11
(c)Withdrawals and Interest    11
V.INTERESTS IN THE COMPANY    11
5.01.Percentage Interest    11
5.02.Return of Capital    11
5.03.Ownership    11
VI.ALLOCATIONS AND DISTRIBUTIONS    11
6.01.Allocations    11
6.02.Allocations and Compliance with Section 704(b)    11
6.03.Distributions    13
6.04.Intentionally Omitted    13
6.05.Distributions in Liquidation    13
6.06.Tax Matters    13

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6.07.Tax Matters Partner    13
6.08.Section 704(c)    14
6.09.Withholding    14
VII.MANAGEMENT    14
7.01.Management    14
7.02.Members of the Executive Committee    18
7.03.Administrator    21
7.04.Intentionally Omitted    22
7.05.Duties and Conflicts    22
7.06.Company Expenses    23
VIII.BOOKS AND RECORDS    23
8.01.Books and Records    23
8.02.Accounting and Fiscal Year    24
8.03.Reports    24
8.04.The Company Accountant    25
8.05.Reserves    25
8.06.The Budget and Operating Plan    25
8.07.Accounts    26
IX.TRANSFER OF INTERESTS    26
9.01.No Transfer    26
9.02.Permitted Transfers:    26
9.03.Transferees    27
9.04.Section 754 Election    28
9.05.ROFO    28
X.EXCULPATION AND INDEMNIFICATION    28
10.01.Exculpation    28
10.02.Indemnification    29
XI.DISSOLUTION AND TERMINATION    30
11.01.Dissolution    30
11.02.Termination    31
11.03.Liquidating Partner    31

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11.04.Claims of the Partners    32
XII.DEFAULT BY MEMBER    32
12.01.Events of Default    32
12.02.Effect of Event of Default    32
XIII.MISCELLANEOUS    32
13.01.Representations and Warranties of the Partners    32
13.02.Further Assurances    33
13.03.Notices    33
13.04.Governing Law    34
13.05.Attorney Fees    34
13.06.Captions    34
13.07.Pronouns    34
13.08.Successors and Assigns    34
13.09.Extension Not a Waiver    34
13.10.Creditors Not Benefited    35
13.11.Recalculation of Interest    35
13.12.Severability    35
13.13.Entire Agreement    35
13.14.Publicity    35
13.15.Counterparts    35
13.16.Confidentiality    36
13.17.Venue    36
13.18.Waiver of Jury Trial    37
13.19.Limitation of Liability    37

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LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT
OF
KD KAUPULEHU, LLLP
This LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of KD KAUPULEHU, LLLP is made and entered into as of June 9, 2014 (“Effective Date”), by and between KAUPULEHU MAKAI, LLLP, a Hawaii limited liability limited partnership (“Makai), and G&K DEVELOPMENT, LLC, a Hawaii limited liability company (the “Getty Entity”).
WHEREAS, the Company (as hereinafter defined) was organized as a Delaware limited liability company pursuant to a Certificate of Formation (the “Certificate of Formation”) dated January 30, 2004, and filed with the Secretary of State of Delaware on January 30, 2004;
WHEREAS, the original members of the Company were WB UNITED LAND INVESTMENTS, L.P. (“WULI”) and the Getty Entity;
WHEREAS, WULI and the Getty Entity were parties to that certain Limited Liability Company Agreement of WB Kaupulehu, LLC dated February 13, 2004 (“Company Agreement”);
WHEREAS, on November 27, 2013, Makai purchased WULI’s 60% interest as member in the Company;
WHEREAS, in connection with Makai’s purchase of WULI’s interest as member in the Company, the Company Agreement was amended to account for the admission of Makai as a member and to make certain other changes;
WHEREAS, the Company was converted to a Delaware limited liability limited partnership by the filing of a Certificate of Conversion with the Secretary of State of Delaware on June 9, 2014;
WHEREAS, in connection with Makai’s purchase of WULI’s member interest and the conversion of the Company from a limited liability company to a limited liability limited partnership, Makai and the Getty Entity wish to amend and restate the Company Agreement as amended to read as set forth below.
NOW, THEREFORE, the parties hereto hereby agree as follows:

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I.
DEFINED TERMS
1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“Additional Capital Contribution” has the meaning set forth in Section 4.02(a).
“Adjusted Capital Account Deficit” means, with respect to any Partner for any taxable year or other period, the deficit balance, if any, in such Partner’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:
(a)Credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i); and
(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“Administrator” means any Person designated as such pursuant to Section 7.03(a) (the Development Manager is hereby designated as such by the Executive Committee).
“Affiliated” or “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or (b) any officer, director, general partner or managing member of such Person, or (c) any other Person which is an officer, director, general partner, managing member or holder of 50% or more of the voting interests of any other Person described in clauses (a) or (b) of this definition. The term “control” as used herein (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote 50% or more of the outstanding voting securities of such person or entity; or (ii) to otherwise direct management policies of such person or entity by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Executive Committee, as of the following times: (i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Partner of more than a de minimis amount of property as consideration for an Interest; and (iii) in connection with the

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liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Company. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.
“Budget” means the budget covering the Company’s anticipated operations approved by the Executive Committee and in effect from time to time pursuant to Section 8.06, which budget shall include the Operating Plan.
“Capital Account” means the separate account maintained for each Partner under Section 4.01.
“Capital Contribution” means, with respect to any Partner, all Initial Capital Contributions and Additional Capital Contributions made by such Partner to the Company pursuant to this Agreement.
“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means the limited liability limited partnership continued and governed by the terms of this Agreement.
“Company Accountant” has the meaning set forth in Section 8.04.
“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).
“Company Property” means any asset or other property (real, personal or mixed) owned by or leased to the Company, which shall consist of the Initial Company Property, and other property acquired by the Company pursuant to the terms hereof.
“Confidential Information” has the meaning set forth in Section 13.16(a).
“Delaware Act” means the Delaware Limited Partnership Act, as amended from time to time.
“Development Management Agreement” means the Development Management Agreement to be entered into by and between the Company and the Development Manager in such form as may be designated by the Executive Committee.

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“Development Manager” means any Person who is engaged as a property and development manager for the Initial Company Property and approved by the Executive Committee, whose services will include those specified in the Development Management Agreement.
“Event of Default” has the meaning set forth in Section 12.01. “Executive Committee” has the meaning set forth in Section 7.01(a).
“Expenses” means, for any period, the total gross expenditures of the Company relating to the operations of the Company, ownership, maintenance, management, operations, sale, financing or refinancing of the Company Property during such period contemplated by the then applicable Budget or otherwise approved (either prospectively or retroactively) by the Executive Committee, including (a) all cash operating expenses (including without limitation real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Partner or any of its Affiliates pursuant to any property management agreement or otherwise as permitted hereunder), (b) all deposits of Revenues to the Company’s reserve accounts, as determined by the Executive Committee, (c) all debt service payments including debt service on loans made to the Company by the Partners or any of their Affiliates, (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in (a)) under generally accepted accounting principles, and (e) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Property; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company reserves, and (ii) any expenditure properly attributable to the liquidation of the Company.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Getty Entity” has the meaning set forth in the introductory paragraph hereof. “Initial Budget and Operating Plan” has the meaning set forth in Section 8.06.
“Initial Company Property” means all fee simple and leasehold real property situated at Kaupulehu, North Kona, Big Island, Hawaii, owned as of the Effective Date by the Company’s subsidiaries, KD Acquisition, LLLP and KD Acquisition II, LLLP.
“Interest” means, with respect to any Partner at any time, the interest of such Partner in the Company at such time, including the right of such Partner to any and all of the benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement.
“Internal Rate of Return” or “IRR” means the annual percentage rate, compounded quarterly, which, when utilized to calculate the present value of the distributions of Net Cash Flow to a Partner, causes such present value of distributions to equal the present value of such Partner’s Capital Contributions. The present value of a Partner’s Initial Capital Contribution is the nominal amount

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of such capital, and the present value of any Additional Capital Contribution is the nominal amount of such Additional Capital Contribution discounted back to the date the Initial Capital Contribution was contributed utilizing said annual percentage rate.
“Limited Partner” means any Person who has been admitted to the Partnership as a limited partner in accordance with the terms of this Agreement in such Person’s capacity as a limited partner. The initial Limited Partner is G&K Development, LLC.
“Liquidating Partner” means the Partner designated as such by the Executive Committee; provided, however, that any Partner that is then in default hereunder or that causes the dissolution of the Company under Section 11.01(e) shall not serve as the Liquidating Partner (in which event the Liquidating Partner shall be the non-defaulting Partner).
“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) , and not otherwise taken into account in computing Loss, will be considered an item of Loss;
(b)    Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(8);
(d)    Any items of deduction and loss specially allocated pursuant to Section 6.02 shall not be considered in determining Loss; and
(e)    Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f) or (g) shall constitute an item of Loss.
“Major Decision” has the meaning set forth in Section 7.01(a).

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“Managing Partner” means Makai as the initial general partner of the Company or any other Person who is admitted as an additional or successor general partner of the Company in accordance with this Agreement and applicable law.
“Necessary Expenses” shall mean expenditures in respect of debt service on any Company financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, emergency repairs, or other expenditures which the Executive Committee reasonably determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies approved by the Executive Committee, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget. Only the Executive Committee (and not any Partner) shall determine what constitutes a Necessary Expense.
“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.
“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period.
“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
“Notices” has the meaning set forth in Section 13.03.
“Operating Plan” means the strategic and comprehensive operating plan covering the Company’s anticipated operations of Company Property and approved by the Executive Committee and in effect from time to time pursuant to Section 8.06, which operating plan shall include the Budget.
“Partially Adjusted Capital Account” means, with respect to any Partner for any taxable year or other period of the Company, the Capital Account balance of such Partner at the beginning of such year or period, adjusted for all contributions and distributions during such year or period and all special allocations pursuant to Section 6.02 with respect to such year or period but before giving effect to any allocations of Net Profit or Net Loss pursuant to Section 6.01.
“Partner” means one or more of Makai and/or the Getty Entity, or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

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“Partner Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).
“Percentage Interest” means with regard to each Partner the percentage set forth below opposite its name (in each case subject to adjustment as provided in this Agreement):

Partner	Percentage Interest
Makai	60%
Getty Entity	40%

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.
“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;
(b)    Gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    Any items specially allocated pursuant to Section 6.02 shall not be considered in determining Profit; and
(d)    Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Profit.
“Reasonable Period” means, with respect to any defaulting member, a period of 30 calendar days after such defaulting Partner receives written notice of its default from a non-defaulting Partner; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such defaulting Partner commences to cure the breach within

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such 30-day period, for so long as such defaulting Partner diligently prosecutes the cure to completion up to a maximum of 90 calendar days.
“Regulatory Allocations” has the meaning set forth in Section 6.02(g).
“Revenues” means, for any period, the total gross revenues received by the Company during such period, including all receipts of the Company from (a) rent, cost, expense and other recoveries and all additional rent paid to the Company (including for parking facilities), (b) concessions to the Company which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, (e) proceeds from the sale or other disposition of any Company Property, (f) proceeds from the financing, refinancing or securitization of any Company Property (including, without limitation, cash or other consideration received by the Company from any Public Vehicle in exchange for the Company Property, but not in exchange for an Interest or portion thereof, or in exchange for a Partner’s undivided interest in the Property), and (g) other revenues and receipts realized by the Company, including without limitation excess cash from Capital Contributions that were not used as contemplated by the Executive Committee for the purpose of funding the Shortfall giving rise to the need for such Capital Contributions or such other Shortfall as the Executive Committee may reasonably determine.
“Target Account” means, with respect to any Partner for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Partner would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03, over (b) the amount of Company Minimum Gain and Partner Minimum Gain that would be charged back to such Partner as determined pursuant to Treasury Regulation Section 1.704-2 in connection with such sale.
“Transfer” has the meaning set forth in Section 9.01.
“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.
1.02.    Other Defined Terms. As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (b) each accounting term has the meaning assigned to it in accordance with GAAP.
II.
ORGANIZATION

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2.01.    Continuation. The Company was formed as a Delaware limited liability company and converted to a Delaware limited liability limited partnership as evidenced by Certificate of Conversion filed with the Delaware Secretary of State on June 9, 2014. The Partners hereby agree to continue the Company as a limited liability limited partnership under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The Managing Partner is hereby authorized to file and record with the Secretary of State any documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.
2.02.    Name and Principal Place of Business
(a)    The name of the Company is set forth on the cover page to this Agreement. The Executive Committee may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Executive Committee may from time to time determine. All business of the Company shall be conducted under such name, and tide to all Company Property shall be held in such name.
(b)    The principal place of business and office of the Company shall be located at 1100 Alakea Street, Suite 2900, Honolulu, Hawaii 96813, or at such other place or places as the Executive Committee may from time to time designate.
2.03.    Term. The term of the Company commenced on January 30, 2004, the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until December 31, 2052, unless sooner terminated pursuant to the provisions of this Agreement.
2.04.    Registered Agent and Registered Office. The name of the Company’s registered agent for service of process shall be The Corporation Trust Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Executive Committee with written notice to all Partners.
2.05.    Purpose.
(a)    The purpose of the Company shall be:
(i)    To acquire, own, manage, operate, develop, entitle, improve, finance, refinance, sell and otherwise deal with and dispose of the Company Property; and
(ii)    To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.
III.
PARTNERS

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3.01.    Partners.
(a)    As of the Effective Date, the Partners of the Company are Makai and the Getty Entity. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Partner of the Company and no additional Interest shall be issued, without the approval of all of the Partners.
(b)    Subject to the terms of this Agreement, Makai shall constitute the Managing Partner of the Company. The Partners, in the exercise of their duties hereunder as Partners, shall have no fiduciary duties towards the Company and the other Partners.
3.02.    Limitation on Liability. Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Partner shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Delaware Act, the liability of each Partner shall be limited to the amount of Capital Contributions required to be made by such Partner in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.
IV.
CAPITAL
4.01.    Capital Accounts. A separate capital account (each, a “Capital Account”) will be maintained for each Partner in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Partner will be determined and adjusted as follows:
(a)    Each Partner’s Capital Account will be credited with:
(i)    Any contributions of cash made by such Partner to the capital of the Company plus the fair market value of any property contributed by such Partner to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);
(ii)    The Partner’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Partner pursuant to Section 6.02; and
(iii)    Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).
(b)    Each Partner’s Capital Account will be debited with:
(i)    Any distributions of cash made from the Company to such Partner plus the fair market value of any property distributed in kind to such Partner (net of any liabilities to which such property is subject or which are assumed by such Partner);

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(ii)    The Partner’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Partner pursuant to Section 6.02; and
(iii)    Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).
(c)    The Capital Account balance of each Partner as of the Effective Date will be the same as the Partner’s final capital account balance as a member of the Company’s prior-to-conversion limited liability company.
The provisions of this Section 4.01 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.
4.02.    Additional Contributions, Loans and Withdrawals of Capital.
(a)    Additional Capital Contributions    .
(i)    General Partner-Requested Contributions. The General Partner may, by written notice to each Partner, request additional capital contributions (“Additional Capital Contribution”) to the Partnership. Such notice shall set forth the total amount of funds required by the Partnership, each Partner’s proportionate share of such amount based on the Partner’s then existing Percentage Interest, the date by which the requested Additional Capital Contribution is to be contributed, and the reason or reasons that the Partnership requires the additional funds. If approved by all Partners, which approval may be withheld in each Partner’s discretion, the Partners shall make the requested Additional Capital Contribution by the date approved by the Partners. No Partner shall be obligated to make any Additional Capital Contribution which the Partner did not approve.
(ii)    Option to Fund Additional Capital. In the event that less than all of the Partners approve any call for additional capital by the General Partner, then the other Partners shall be given the opportunity to make the Additional Capital Contributions in the ratio of the each contributing Partner’s Percentage Interest to the total Percentage Interests of those Partners who are willing to make the Additional Capital Contribution multiplied by the total amount of Additional Capital Contributions being requested by the General Partner.
(iii)    No Duty to Restore Capital Account. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Partner upon dissolution of the Partnership shall not be an asset of the Partnership and such Partner shall not be obligated to contribute such amount to the Partnership to bring the balance of such Partner’s Capital Account to zero.

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(b)    Loans.    . No Partner shall be required to lend any money to or for the benefit of the Partnership. If Partnership funds are insufficient to meet its costs, expenses, obligations or liabilities, or to make any expenditure authorized by this Agreement, any Partner may (but shall not be required to) lend all or a portion of the amount of needed funds to the Partnership. Any such loans shall bear interest at a rate of ten percent (10%) per annum, and shall be on such other terms as the General Partner and the Partner(s) making such loans may agree.
(c)    Withdrawals and Interest.     Except. as expressly set forth herein, no Partner shall be entitled to withdraw any portion of its Capital Contribution or Capital Account balance. No Partner shall be entitled to receive any interest on the balance in such Partner’s Capital Account.
V.
INTERESTS IN THE COMPANY
5.01.    Percentage Interest. The Percentage Interests of the Partners may be adjusted only as set forth in this Agreement.
5.02.    Return of Capital. No Partner shall be liable for the return of the capital contributions (or any portion thereof) of any other Partner, it being expressly understood that any such return shall be made solely from the assets of the Company. No Partner shall be entitled to withdraw or receive a return of any part of its capital contributions or Capital Account, to receive interest on its capital contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law.
5.03.    Ownership. All Company Property shall be owned by the Company, subject to the terms and provisions of this Agreement. Title to Company assets shall be held by the Company in the Company’s name.
VI.
ALLOCATIONS AND DISTRIBUTIONS
6.01.    Allocations. For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:
(a)    Net Loss shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for such year; provided, however, that no portion of the Net Loss for any taxable year shall be allocated to a Partner whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year.
(b)    Net Profit shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such year; provided, however, that no portion of the Net Profit for any taxable year shall be allocated

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to a Partner whose Target Account is less than or equal to his Partially Adjusted Capital Account for such taxable year.
6.02.    Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise provided, be made in the following order:
(a)    If there is a net decrease in Company Minimum Gain or in any Partner Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Partner shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.
(b)    Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Partners, pro rata in proportion to their respective Percentage Interests.
(c)    Any Partner Nonrecourse Deductions for any taxable year or other period shall be allocated to the Partner that made or guaranteed or is otherwise liable with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).
(d)    Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.
(e)    No allocation of loss or deduction shall be made to any Partner if, as a result of such allocation, such Partner would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Partners entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Percentage Interests. If losses or deductions are reallocated under this subsection 6.02(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this subsection 6.02(e) equals the amount that would have been allocated to each Partner if no reallocation had occurred under this subsection 6.02(e).
(f)    For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752- 3(a)(3)) shall be allocated to the Partners pro rata in proportion to their respective Percentage Interests.
(g)    The allocations contained in Sections 6.02(a), 6.02(c), 6.02(d), 6.02(e) and 6.02(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury

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Regulation Sections 1.704-I and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Partners so that to the extent possible, the aggregate of (i) the allocations made to each Partner under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Partner shall equal the net amount that would have been allocated to each Partner had the Regulatory Allocations not occurred. The Executive Committee shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.02(g).
6.03.    Distributions. Except as provided in Section 6.05, the Company shall, as soon as reasonably practical (but no less often than quarterly, if appropriate), make distributions of Net Cash Flow to the Partners in the following manner and order of priority:
(a)    First, to the Partners in proportion to their Additional Capital Contributions until all such Additional Capital Contributions have been returned in full; and
(b)    Second, to the Partners in proportion to their respective Percentage Interests.
6.04.    Intentionally Omitted.
6.05.    Distributions in Liquidation. Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Partners under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section L704-1(b)(2)(ii)(b)(2) to the Partners in proportion to and in accordance with the amounts and priorities set forth in Section 6.03. With the approval of the Executive Committee, a pro rata portion of the distributions that would otherwise be made to the Partners under the preceding sentence may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Partners for the purposes of liquidating Company assets, collecting amounts owed to the company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.05 will be distributed to the Partners from time to time by the trustee of the trust upon approval of the Executive Committee in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Partners under this Agreement.
6.06.    Tax Matters. The Partners intend for the Company to be treated as a partnership for federal income tax purposes. The Executive Committee shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Partners generally. The Partners shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Executive Committee. The Administrator shall

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cause all federal, state and local income and other tax returns to be timely filed by the Company and shall, after receiving the Executive Committee’s approval of such returns, be authorized to execute such returns (provided that the Administrator shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other Partner or reputable accountants or auditors retained by the Administrator or at the request of the Executive Committee on behalf of the Company).
6.07.    Tax Matters Partner. Makai shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.06, shall exercise all rights, obligations and duties of a tax matters partner under the Code; provided, however, that Makai shall not have any right to settle or compromise any matter raised by the Internal Revenue Service without the approval of the Executive Committee, and the other Partners shall be kept informed of, and given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material; provided, however, that if a tax settlement would have a disproportionate material adverse impact on one of the other Partners, such Partner shall be given a reasonable period of time to approve the proposed settlement, which approval shall not be unreasonably withheld, conditioned or delayed.
6.08.    Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Executive Committee in a manner that (A) reasonably reflects the purposes and intention of this Agreement, and (B) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Executive Committee may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method”.
6.09.    Withholding. All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the Partners for all purposes under this Agreement. If the Executive Committee reasonably determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Partner as to which withholding applies shall contribute cash to the Company in an amount sufficient to satisfy such withholding obligation.
VII.
MANAGEMENT

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7.01.    Management. Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Executive Committee as provided below.
(a)    The Company and the Managing Partner shall act by means of and through a committee of persons appointed in writing pursuant to Section 7.02 (the “Executive Committee”). Each person appointed by a Partner to the Executive Committee shall act at the exclusive direction of, be the agent of and shall be free to represent the views and positions of such appointing Partner. The Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform, as fully as if all the Partners were themselves making such decisions in lieu thereof. All decisions made with respect to the management and control of the Company and approved by the Executive Committee (except for such decisions which by the express terms of Section 7.01(g) of this Agreement require the approval of all Partners) shall be binding on the Company and all Partners. The Executive Committee may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Executive Committee from time to time. Except as otherwise expressly provided in this Agreement or as otherwise previously approved by the Executive Committee, or provided for in any Budget or Operating Plan, the Executive Committee shall, acting reasonably and in the best interest of the Company, have the sole authority to authorize and approve the following matters (a “Major Decision”):
(i)    The entering into of any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties respecting the development or entitlement, or the development or entitlement status, of the Company Property, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company or advocates a position on behalf of the Company;
(ii)    Any financing, refinancing or securitization of any Company Property and the use of any proceeds thereof, including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guarantees or credit enhancements can be required from any Partner or its Affiliates without such party’s consent;
(iii)    The approval of any Budget and Operating Plan, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement);
(iv)    (A) Any sale, assignment, transfer or other disposition of Company Property or any part thereof, (B) any development, improvement, rehabilitation, alteration, repair, or completion of construction of any Company Property, or the processing of entitlements with respect thereto or taking any action relating thereto which burdens or encumbers the

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Company Property, and (C) any activity which generates revenues, or which is otherwise on terms, that, in the case of (C), vary materially from the ranges and guidelines in the Budget or Operating Plan (for purposes of this Section 7.01(a)(iv), such a material variance shall be (I) an amount that is not within the ranges established in the Operating Plan or is in excess of the amount set forth in the Budget for such expenditure or line item by more than 10% of the line item or 5% of the Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), or (II) terms that materially conflict with the other guidelines in the Operating Plan regarding such transactions).
(v)    Any lease of any portion of Company Property, or any amendment or modification thereto, or any termination thereof;
(vi)    The making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that varies materially from the Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Budget or under the Operating Plan, or otherwise approved by the Executive Committee (for purposes of this Section 7.01(a) (vi), such a material variance shall be (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Budget for such expenditure on a line item basis by more than 10% of the line item or 5% of the Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Budget or the Operating Plan for such particular transaction or series of transactions for such period by the lesser of 10% of such maximum expenditure amount for such particular transaction or series of transactions for such period or 5% of the Budget for such period, or (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on 30 calendar days or less written notice to the other party; provided, however, that expenditures made or obligations incurred or agreements entered into pursuant to, or which are specifically included in or contemplated under, the Budget or Operating Plan shall not be Major Decisions to the extent they do not vary (other than immaterial variances) from the Budget and Operating Plan);
(vii)    Entering into or consummating any transaction or arrangement with any Partner or any Affiliate of any Partner, or any other transaction involving an actual or potential conflict of interest, each of which shall, unless it is on arm’s length terms, require the consent of the disinterested Partner;

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(viii)    The establishment of reasonable reserves, determination of the amount of available Net Cash Flow, and making of distributions to Partners (subject to the requirements of Section 6.03);
(ix)    The institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of tenant leases, or similar proceedings contemplated or provided for in the Operating Plan;
(x)    The possession or pledge of any Company Property for other than Company purposes (which shall require the consent of all Partners);
(xi)    (A) The filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;
(xii)    The entering into of any (A) asset or property management agreement, (B) development agreement or (C) leasing agreement (except to the extent permitted in the Development Management Agreement), or (D) other third party contract, in any case with respect to which funds are not provided for, or the existence of which is not contemplated, in the Budget and/or Operating Plan, as applicable, with regard to the Company or any Company Property;
(xiii)    The engagement of any manager, contractor, developer or sales or placement agent or broker not expressly permitted hereunder or under the Development Management Agreement for the management, leasing, disposition, financing or refinancing of any Company Property;
(xiv)    Any other material matter pertaining to the Company’s business, or any deviation from the Budget and Operating Plan, which is designated by the Executive Committee to be a “Major Decision” hereunder;
(xv)    The approval, determination or any other action expressly reserved to the Executive Committee under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the approval of the Executive Committee; and

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(xvi)    Any other matter which the Executive Committee deems to be significant.
(b)    Subject to the terms of this Agreement, the prior approval of the Executive Committee and Makai, as applicable, and the limitations imposed by law, the Managing Partner (acting through the Executive Committee, and subject to all applicable limitations on the authority of the Executive Committee set forth herein) shall have all of the same powers and duties as a general partner of a general partnership under the laws of the State of Delaware, including, without limitation, the full power and authority to:
(i)    Acquire, hold, operate, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;
(ii)    In furtherance of the Company’s purposes and business, borrow money, whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;
(iii)    Authorize other persons to execute and deliver such documents on behalf of the Company as the Executive Committee may deem necessary or desirable for the Company’s business, including, without limitation, guarantees and indemnities;
(iv)    Perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party;
(v)    Enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Properties;
(vi)    Take any action in furtherance of, or relating to, developing the Company Property; and
(vii)    Do any act which is necessary or desirable to carry out any of the purposes of the Company.
(c)    Notwithstanding anything to the contrary contained in Section 7.01(a) or (b), none of the Executive Committee, the Managing Partner (except for while Makai is the Managing Partner) or the Administrator shall have any authority to authorize or approve any matter set forth in Section 7.01(a)(ii), (iii), (iv), (v), (vi), (ix), or (xi) without the approval of Makai.
(d)    The Company may employ, engage or retain any Persons (including any Affiliate of any Partner) to act as brokers, accountants, attorneys, engineers or in such other capacities as the Executive Committee may determine are reasonably necessary or desirable in connection with the Company’s business, and the Managing Partner, the members of the Executive Committee and the

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Administrator shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.
(e)    Only the Executive Committee shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Executive Committee may elect to implement those decisions through any Partner it selects in writing, and/or through one or more officers it elects in writing and/or through other Persons; and provided further that the Managing Partner may not, without the consent of the Executive Committee, take any actions which specifically require the consent of the Executive Committee pursuant to the terms hereof.
(f)    Intentionally Omitted.
(g)    Anything in this Agreement to the contrary notwithstanding, neither the Executive Committee nor the Managing Partner shall, without the written consent or ratification of the specific act by all the Partners given in this Agreement or by other written instrument executed and delivered by all the Partners subsequent to the date of this Agreement, cause or permit the Company to:
(i)    make any loans to the Managing Partner or its Affiliates;
(ii)    amend this Agreement;
(iii)    do any act in contravention of this Agreement or which would make it impossible to carry out the business of the Company;
(iv)    cause the Company to make any distribution of Company property in kind to any Partner;
(v)    change the nature of the business conducted by the Company or its purposes as described in Section 2.05 hereof; or
(vi)    extend the term of the Company.
7.02.    Members of the Executive Committee. (a) The Executive Committee shall consist of five members. The members of the Executive Committee as of the date of this Agreement are Terry Johnston, David Johnston and Alex Kinzler, appointed by Makai, and William Getty and John M. Nees, appointed by the Getty Entity. Notwithstanding any other provision of this Agreement to the contrary, Makai will at all times have the right to appoint a majority in number of the members of the Executive Committee. Each Partner may, by written notice to the others, remove any person appointed by such Partner and appoint a substitute therefor. Any Partner may, by written notice delivered to the other Partners, delegate any or all of the duties of such Partner’s representatives on the Executive Committee to another of its representatives on the Executive Committee or Makai.

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(a)    Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time to time by resolution of the Executive Committee, provided the Executive Committee shall meet no less frequently than quarterly and provided such regular meetings of the Executive Committee shall be as often as necessary or desirable to carry out its management functions.
(b)    Special meetings of the Executive Committee may be called by or at the request of any Partner. The person or persons authorized to call the special meeting of the Executive Committee may fix any reasonable place as the place for holding the special meeting of the Executive Committee, or such meeting may occur telephonically.
(c)    Notice of any meeting of the Executive Committee shall be given to each Partner no fewer than 2 days and no more than 30 days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.03 hereof. The attendance of a member of the Executive Committee at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting.
(d)    Provided that notice of a meeting has been given to each Partner as called for by paragraph (d), above, a majority (in number) of the members of the Executive Committee shall constitute a quorum for transaction of business at any meeting of the Executive Committee, provided that, subject to the proviso set forth in clause (g), below, if less than a majority of such number of members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present may adjourn the meeting at any time without further notice, and provided further that diligent efforts shall be made to attempt to have an Executive Committee member appointed by the Getty Entity available (either in person or telephonically) at each meeting of the Executive Committee.
(e)    Provided that notice of a meeting has been given to each Partner as called for by paragraph (d), above, the act of a majority (in number) of the members of the Executive Committee present shall be the act of the Executive Committee, unless the act of a greater number is required by this Agreement; and no action shall be deemed to have taken place unless a majority of the members of the Executive Committee shall have approved the same, and unless at least one Executive Committee member appointed by Makai shall have approved the same.
(f)    Any action required to be taken at a meeting of the Executive Committee or any other action which may be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by a majority in number of the members of the Executive Committee entitled to vote with respect to the subject matter thereof, provided that each Partner shall be provided with at least 1 Business Day prior notice

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of such proposed action. Provided that such notice is given to each Partner, any such consent signed by a majority in number of the members of the Executive Committee shall have the same effect as an act of a majority (in number) of the members of the Executive Committee at a properly called and constituted meeting of the Executive Committee at which all of the members of the Executive Committee were present and voting.
(g)    The members of the Executive Committee may participate in and act at meetings of the Executive Committee through the use of a telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.
(h)    Except as otherwise determined by the Executive Committee or as approved as part of the Budget, no member thereof, nor officer of the Company, nor employee, agent or contractor of any Partner or any Affiliate thereof (other than the Company or Development Manager), shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his or her services as a member of the Executive Committee or for his or her services to the Company or with respect to the Company Property.
(i)    The Executive Committee may, by resolution, designate one or more individuals as employees or agents of the Company in furtherance of its business and exclusive purposes. No such employee or agent need be a Partner of the Company. Each employee or agent shall have the authority and shall perform the duties as designated by the Executive Committee from time to time. Any employee or agent so appointed by the Executive Committee may be removed by the Executive Committee whenever in their judgment the best interests of the Company would be served.
(j)    The Administrator shall be responsible for coordinating all meetings of the Executive Committee and shall prepare a proposed agenda for each meeting of the Executive Committee, and will distribute such agenda to each member of the Executive Committee at least a week in advance of any meeting. The Executive Committee may amend such agenda as it sees fit. A written record of all meetings of the Executive Committee and all decisions made by it shall be made by a representative of the Managing Partner, as Secretary of the Executive Committee, and kept in the records of the Company and shall be initialed or signed by each of the members of the Executive Committee. The approval of any Budget and Operating Plan will be evidenced by the signing or initialing of a copy of the approved version by at least a majority (in number) of the members of the Executive Committee. Minutes and/or resolutions of the Executive Committee when initialed or signed by a majority (in number) of the members of the Executive Committee shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby.
(k)    Any Partner may, at any time as set forth in a notice to the other Partners, remove, for any or no mason, its representative from the Executive Committee and may designate a replacement person to act as its representative.

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(l)    In the event there is a disagreement between the Executive Committee members appointed by the Getty Entity and the Executive Committee members appointed by Makai with respect to a proposed entitlement, development matter, acquisition, sale, financing or refinancing of the Company Property (a “Special Matter”), then either such Partner shall have the right to deliver a notice to the other (the “First Notice”) stating that a disagreement exists. If such Partners are unable to agree on the resolution of the Special Matter within 10 Business Days of the delivery of the First Notice, either such Partner shall have the right to deliver a subsequent notice (the “Second Notice”) to the other informing the other of the continued existence of such dispute. Within 5 Business Days after the timely delivery of the Second Notice, senior representatives of Makai and the Getty Entity shall hold a meeting, either telephonically or at the Company’s principal place of business, to attempt to resolve such disagreement. Notwithstanding the foregoing, (i) if any Partner believes that the Special Matter is an “emergency”, it may shorten the time periods referenced above, and (ii) if the parties are unable to resolve the dispute regarding a Special Matter within the time period referenced above, the Executive Committee shall be able to make a decision on such Special Matter as referenced in the balance of this Section 7.02.
7.03.    Administrator.
(a)    The Executive Committee may designate any Person (including any Partner, any Affiliate of a Partner or any other Person so willing to act) to act as the “Administrator” hereunder and may engage such Administrator to conduct (subject to the requirement of receiving the consent of the Executive Committee or one or more Partners if and when required by the terms hereof) the day-to-day business of the Company (or any portion thereof), which may include the performance of the following duties:
(i)    To oversee, coordinate and process the operations, including without limitation, the entitlement, development, sale of lots and memberships, and management on a day-to-day basis of any and all of the assets which comprise the Company Property, coordinate with all governmental agencies, neighboring property owners, community groups and other relevant third parties, and prepare all communications with governmental agencies, neighboring property owners, community groups and other relevant third parties;
(ii)    Subject to the availability of funds therefor, to take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds by the Company) of any loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company is a party or which affects any Company Property or the operation thereof;
(iii)    Subject to the availability of funds therefor, to pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the Budget and the Operating Plan or as otherwise provided herein;

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(iv)    To the extent available, and subject to the availability of the funds therefor, to obtain and maintain insurance coverage on Company Properties as required by the Executive Committee and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Properties;
(v)    To manage and administer the process of entitling, developing, selling and refinancing the Company Property;
(vi)    To execute and deliver agreements, certificates and similar documents which are necessary to obtain loans on terms approved by the Executive Committee and to acquire the Initial Company Property pursuant to the Purchase Document; and
(vii)    To make quarterly requests for disbursements (a “Disbursement Request”) from the Company, which Disbursement Request shall set forth the operating expenses, entitlement and development and capital costs or such other costs approved in the Budget and Operating Plan for which the Disbursement Request is being made, and shall compare the amount requested in such Disbursement Request to the amount allocated to such cost item in the Budget and Operating Plan.
7.04.    Intentionally Omitted.
7.05.    Duties and Conflicts.
(a)    The Partners and their respective officers, employees, appointed members of the Executive Committee and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as otherwise agreed to in writing by the Executive Committee and all disinterested Partners, no Partner nor any member, partner, shareholder, officer, director, employee, agent or representative of any Partner shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.
(b)    Each of the Partners recognizes that each of the other Partners and its members, partners, shareholders, officers, directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that each of the other Partners and its partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, are entitled to carry on such other business interests, activities and investments. Each of the Partners may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Partners is affiliated or otherwise, and each of the Partners may engage in any such activities, whether or not competitive with the Company,

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without any obligation to offer any interest in such activities to the Company or to the other Partners. Neither the Company nor the other Partners shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
7.06.    Company Expenses. Except as otherwise provided in this Agreement or the Development Management Agreement, except for costs which are to be borne by the Development Manager pursuant to the terms of the Development Management Agreement, and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating the Company Property. Subject to the preceding sentence, all costs and expenses relating to any employees, staff or other personnel approved by the Executive Committee to provide day-to-day operations and financial reporting to oversee the operations of the Company Property, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. In the event any such costs and expenses are or have been paid by any Partner, such Partner shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Executive Committee or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder). Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Partner for any general overhead expense of such Partner.
VIII.
BOOKS AND RECORDS
8.01.    Books and Records. The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property. Bills, receipts and vouchers shall be maintained on file by the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee,. The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 (provided that the Administrator shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any non-

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Affiliated Partner or reputable accountants or auditors retained by the Administrator or at the request of the Executive Committee on behalf of the Company or at the request of the Executive Committee). Such books and records of account shall be prepared and maintained by the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, at the principal place of business of the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, or such other place or places as may from time to time be reasonably determined by the Executive Committee. Each Partner or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.
8.02.    Accounting and Fiscal Year. Unless the Executive Committee elects a different method, the books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company shall end on August 31s` of each year, unless a different tax year shall be required by the Code.
8.03.    Reports.
(a)    The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Partner (provided that the Administrator shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any non-Affiliated Partner or reputable accountants or auditors retained by the Administrator or at the request of the Executive Committee on behalf of the Company) (i) within 21 calendar days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Partner’s Capital Account for such fiscal quarter, and (D) an unaudited statement of cash flows of the Company for such fiscal quarter, and (ii) within 15 calendar days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of entitlement and development and related matters, and additions to, dispositions of and leasing and occupancy of Company Properties and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during such fiscal quarter, and a reconciliation of actual Expenses and Revenues during such period compared with the Budget amounts for such items, and a quarterly explanation of the discrepancies, all of which shall be certified by the Administrator as being, to the best of its knowledge, true and correct.

(b)    In addition, the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will prepare, at the expense of the Company, and furnish to

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each Partner within 60 calendar days after the end of such fiscal year, (i) an audited balance sheet of the Company dated as of the end of such fiscal year, (ii) an audited related income statement of the Company for such fiscal year, (iii) an audited* statement of cash flows for such fiscal year, and (iv) an audited* statement of each Partner’s Capital Account for such fiscal year, all of which shall be certified by the Administrator as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Partners for review prior to finalization and certification thereof).
(c)    The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will furnish to each Partner, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company.
(d)    The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will use diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Partners for their approval not later than sixty (60) days following each fiscal year and will file the tax returns after they have been approved by the Executive Committee. If the Executive Committee shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will diligently endeavor to timely obtain an extension of such date to the extent such an extension is available.
(e)    The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as the Executive Committee may reasonably determine are appropriate.
(f)    All decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.
8.04.    The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any accounting firm designated by the Executive Committee. The fees and expenses of the Company Accountant shall be a Company expense.
8.05.    Reserves. The Executive Committee may, in its discretion and subject to such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.
8.06.    The Budget and Operating Plan.

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(a)    The Administrator, or such other Person as shall be approved by the Executive Committee for such purpose, shall deliver at least sixty (60) days prior to the end of each fiscal year a proposed budget and strategic operating plan (upon approval and as approved by the Executive Committee, the “Budget and Operating Plan”) for the Company through the end of the following fiscal year, with quarterly projections through the next five (5) years, which sets forth all anticipated income, operating expenses, entitlement and development and capital and other costs and expenses of the Company, together with an exit valuation/strategy and projected quarterly/annual capital contributions and returns and aggregate lRR’s to each Partner, and which shall provide for the development and improvement (to the extent feasible given entitlements and land availability) of the Company Property (provided if the Administrator should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, the Executive Committee shall be authorized to prepare such Budget and Operating Plan). In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will develop (for approval by the Executive Committee) proposed strategies regarding (i) plans for entitlement, development and rehabilitation of any real property and proposed reductions to Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising material relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan. The Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company, and any other matters affecting the Company’s business. The Executive Committee may review the Initial Budget and Operating Plan and make such amendments or modifications thereto as the Executive Committee shall determine appropriate or necessary in its reasonable discretion based on the actual operating results for the Company Property.
(b)    In conjunction with the formulation of the Operating Plan, to the extent applicable to the Company Property, the Administrator, or such other Person as may be appointed for such purpose by the Executive Committee, will also develop (for approval by the Executive Committee) proposed operating guidelines for such property for the upcoming fiscal year.
8.07.    Accounts. All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as shall be reasonably designated by the Executive Committee from time to time. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.

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IX.
TRANSFER OF INTERESTS
9.01.    No Transfer. Except as expressly permitted or contemplated by this Agreement, no Partner may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Partners. Any Transfer in contravention of this Article IX shall be null and void. No Partner, without the prior written consent of the other Partners, shall resign from the Company except as a result of such Partner’s involuntary dissolution or fmal adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX.
9.02.    Permitted Transfers:
(a)    Makai may from time to time and in its sole discretion without the consent of any other Partner, sell or assign its Interest in whole or in part to any entity or Person.
(b)    The Getty Entity may sell or assign its Interest, but only with the consent of Makai, which shall not be unreasonably withheld; provided, however, that (i) such a Transfer must be a Transfer of all of such Interest, not in part, and provided further that, upon such Transfer, the Getty Entity and its transferee shall, notwithstanding anything to the contrary provided elsewhere herein, no longer have any rights under Section 9.05 hereunder, and (ii) the Getty Entity shall notify Makai in writing of the intended sale of the Getty Entity’s Interest pursuant to a written notice (the “Sale Notice”) which sets forth the Getty Entity’s sales price, as well as the other terms all as reflected in a fully executed and delivered binding purchase and sale agreement for the Interest at the time the Sale Notice is given (the “Proposed Price”) and the other proposed terms (the “Proposed Terms”) of such sale, and Makai’s approval or disapproval shall be based on the Proposed Price and the Proposed Terms, and (iii) prior to any such Transfer (which shall require the approval of Makai), for the period commencing with the giving of the Sale Notice and terminating 30 days thereafter (the “ROHR Period”), Makai shall have the opportunity to purchase the Getty Entity’s Interest, at a price equal to or in excess of the Proposed Price and on terms no less advantageous to the Getty Entity than the Proposed Terms. If Makai approves the transfer documented in the Sale Notice but fails to accept the terms set forth in the Sale Notice within the ROFR Period, then the Getty Entity shall be free to sell or transfer the Interest, in whole but not in part, but only if such sale or transfer is consummated within 90 days after the expiration of the ROFR Period (the “Sale Period”) at a price equal to or greater than the Proposed Price, and on the Proposed Terms. If Makai accepts the terms of the Sale Notice prior to the expiration of the ROFR Period, then the Getty Entity and Makai shall consummate such sale within 30 clays after the date that Makai accepts the terms of the Sale Notice, at the Proposed Price and on the Proposed Terms or such other terms that may be agreed to by the Getty Entity and Makai.
(c)    Any permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any

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interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.02. Subject to Section 9.03, any transferee pursuant to this Section 9.02 shall become a Partner of the Company. The provisions of this Section 9.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Partner’s interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).
9.03.    Transferees. Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Partner unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Partners, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Partners reasonably deem necessary or desirable to effectuate the admission of such transferee as a Partner and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Partners, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Partner, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Partner shall be paid by such transferee.
9.04.    Section 754 Election. In the event of a Transfer of all or part of the Interest of a Partner, at the request of the transferee or if in the best interests of the Company (as determined by the Executive Committee), the Executive Committee may elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.
9.05.    ROFO.
(a)    Makai shall have the right to cause the Company to sell the Company Property at any time, provided that if the Getty Entity shall not have previously defaulted under this Section 9.05, and is not then in default hereunder, then (i) prior to any such sale which constitutes a sale in bulk of all of the Company’s assets, together with the assets held by KD Kukio Resorts, LLLP and KD Maninf owali, LLLP (collectively, the “Group Company Property”), Makai shall notify the

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Getty Entity in writing of the intended sale of the Group Company Property pursuant to a written notice (the “Sale Notice”) which sets forth Makai’s intended sales price for the Group Company Property at the time the Sale Notice is given (the “Proposed Price”) and other proposed terms (the “Proposed Terms”) of such sale, and (ii) for the period commencing with the giving of the Sale Notice and terminating 30 days thereafter (the “ROFO Period”), the Getty Entity shall have the opportunity to purchase the Group Company Property, at a price equal to or in excess of the Proposed Price and on terms no less advantageous to the Company than the Proposed Terms. If the Getty Entity fails to accept the terms set forth in the Sale Notice, then Makai shall be free to compel the Company to sell the Group Company Property, or any portion thereof, but only if such sale is consummated within 270 days after the expiration of the ROFO Period (the “Sale Period”) at a price equal to or greater than 80% of the Proposed Price (prorated if the sale is of only a portion of the Group Company Property). If the Getty Entity accepts the terms of the Sale Notice, then the Getty Entity shall be required to consummate such sale within 30 days after the date of the Sale Notice, and the Getty Entity shall have no further rights under this Section 9.05(a).
(b)    Nothing in this Section 9.05 or elsewhere herein shall limit the authority of the Executive Committee to compel a sale of the Company Property or any portion thereof.
X.
EXCULPATION AND INDEMNIFICATION
10.01.    Exculpation. No Partner, member of the Executive Committee, general or limited partner of any Partner, shareholder or member or other holder of an equity interest of any Partner or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Partner for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person, and was not attributable to such Partner’s or Person’s fraud, bad faith, willful misconduct or gross negligence. No general or limited partner of any Partner, shareholder, member or other holder of an equity interest in such Partner or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Partner’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Partner from its obligations to such Partner.
10.02.    Indemnification.
(a)    The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Partner, each member of the Executive Committee and each general or limited partner of any Partner or such Partner’s Affiliate, shareholder, member or other holder of any equity interest in such Partner or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses and causes of action to which such Indemnitee may become

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subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and within the scope of authority granted to such member or applicable Indemnitee, and was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Partner and in no event will any Partner be required, or permitted without the consent of all of the Partners, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02. All judgments against the Company and the Partners, or any one or more thereof, wherein such Partner (or Partners) is entitled to indemnification, must first be satisfied from Company assets before the Partners shall be responsible therefor.
(b)    The Company and the other Partners shall be indemnified and held harmless by each Partner from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of any such Partner or its designated Executive Committee member which is not performed in good faith or is not reasonably believed by such Partner or its designated Executive Committee member to be in the best interest of the Company and within the scope of authority conferred upon such Partner or its designated Executive Committee member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Partner or its designated Executive Committee member, (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of information or matters relating to such Partner, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Partner.
(c)    The provisions of this Section 10.02 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Partners at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Partner under this Section 10.02 shall (i) be in addition to any liability which the Company or such Partner may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers,

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employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.
XI.
DISSOLUTION AND TERMINATION
11.01.    Dissolution. The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless the majority-in-interest of the remaining Partners vote to continue the life of the Company upon the occurrence of such an event:
(a)    The sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;
(b)    The expiration of the period related to the election under Section 12.02(a);
(c)    The expiration of the period set forth in Section 2.03;
(d)    The written determination of the Executive Committee to terminate the Company; or
(e)    The resignation, expulsion, bankruptcy or dissolution of any Partner (which shall not include the occurrence of such an event with respect to any Partner’s underlying members or partners which does not cause such an event to occur with respect to the Partner itself) or the occurrence of any other event that terminates the continued membership of any Partner in the Company, unless, within 90 days after such event, each of the remaining Partners elects in writing (i) to continue the business of the Company, (ii) if at such time there exists only one remaining Partner, effective as of the date of such event, to admit at least one additional Partner to the Company, and (iii) if applicable, to appoint a new Managing Partner.
Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Partner’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Partner agrees that, without the consent of the other Partners, any Partner may not withdraw from or cause a voluntary dissolution of the Company. In the event any Partner withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Partner’s liability for obligations of the Company.
11.02.    Termination. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
(a)    The Liquidating Partner shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Partners.

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(b)    The Company Property shall be liquidated by the Liquidating Partner as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Executive Committee. The Liquidating Partner may distribute Company Property in kind only with the consent of all of the Partners.
(c)    The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:
(i)    To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.
(ii)    To the setting up of any reserves which the Liquidating Partner and the Executive Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Partner arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Partner, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Partner may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).
(iii)    The balance, if any, to the Partners in accordance with Section 6.05.
11.03.    Liquidating Partner. The Liquidating Partner is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Partners, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Partner, upon the request of the Liquidating Partner or the Executive Committee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Partner or the Executive Committee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.
11.04.    Claims of the Partners. Partners and former Partners shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company

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remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Partners and former Partners shall have no recourse against the Company or any other Partner.
XII.
DEFAULT BY MEMBER
12.01.    Events of Default. If a Partner commits a material violation or breach of any of the provisions of this Agreement causing material damage or loss to the Company which is not cured (including, without limitation, by the breaching Partner reimbursing the Company for the resulting material damage or loss) within a Reasonable Period, such Partner shall have committed an “Event of Default”. A failure to make an Additional Capital Contribution shall not constitute an Event of Default.
12.02.    Effect of Event of Default. Upon the occurrence of an Event of Default by any Partner, the Getty Entity (if the defaulting Partner is Makai) or any Partner in Makai (if the defaulting Partner is the Getty Entity) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting Partner 10 calendar days written notice of such election (and provided such Event of Default is continuing through the end of such 10-day period), to take any of the following actions:
(a)    Dissolve the Company; and
(b)    Pursue any other right or remedy available at law or in equity.
XIII.
MISCELLANEOUS
13.01.    Representations and Warranties of the Partners.
(a)    Each Partner represents and warrants to the other Partners as follows:
(i)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
(ii)    This Agreement constitutes the legal, valid and binding obligation of the Partner enforceable in accordance with its terms.
(iii)    No consents or approvals are required from any governmental authority or other person or entity for the Partner to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Partner necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

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(iv)    The execution and delivery of this Agreement by the Partner, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(v)    It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.
(b)    INTENTIONALLY OMITTED.
(c)    INTENTIONALLY OMITTED.
(d)    Each Partner agrees to indemnify and hold harmless the Company and each other Partner and their officers, directors, shareholders, partners, agents, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Partner and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of the Getty Entity and/or the Company or any other Partner.
13.02.    Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
13.03.    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

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If to Kaùpulehu Makai, LLLP	c/o Barnwell Hawaiian Properties, Inc. 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Attn: Terry Johnston Facsimile No.: (808) 531-7181

With a copy to:	Ashford & Wriston LLP 1099 Alakea Street, Suite 1400 Honolulu, Hawaii 96813 Attn: Cuyler Shaw Facsimile No.: (808) 533-4945

If to the Getty Entity to:	Mr. Robert Leberman Trust Administrator 1325 Airmotive Way, Suite 340 Reno, NV

Any Partner may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.
13.04.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.
13.05.    Attorney Fees. If the Company or any Partner obtains a judgment against any Partner by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.
13.06.    Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
13.07.    Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
13.08.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

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13.09.    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Partner or the Company shall impair or affect the right of such Partner or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Company, or the obligations of the Partner to whom such extension or indulgence is granted.
13.10.    Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Partner, and no creditor of the Company shall be entitled to require the Company or the Partners to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Partner may have against any Partner under this Agreement or otherwise or under any Guaranty.
13.11.    Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Partner or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Partners and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.
13.12.    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
13.13.    Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Partners by, and only by, the setting forth of same in a document duly executed by each Partner, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Partner.
13.14.    Publicity. The parties agree that no Partner shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Company Property, without the consent of each of the other Partners, except as such disclosure may

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be made in the course of normal reporting practices by any Partner to its members, shareholders or partners or as otherwise required by law.
13.15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when assembled shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile or by other electronic transmission such as in portable document format (“pdf’) shall have the full force and effect of an original.
13.16.    Confidentiality.
(a)    The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Partners (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Partners is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Partners. Accordingly, each Partner represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Partner that it has done so; provided, however, that any Partner (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder, and to its attorneys and advisors who agree to maintain a similar confidence.
(b)    Subject to the provisions of Section 13.16(a), each Partner agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Partner hereby consents in advance to any motion for any protective order brought by any other Partner represented as being intended by the movant to implement the purposes of this Section 13.16, provided that, if a Partner receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Partner, then such Partner may disclose the Confidential Information to the extent required if the Partner as promptly as practicable (i) notifies each of the other Partners of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other

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Partners on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Partner designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Partner will be borne by the Company.
(c)    The covenants contained in this Section 13.16 will survive the Transfer of the Interest of any Partner and the termination of the Company.
13.17.    Venue. Each of the Partners consents to the jurisdiction of any court in Honolulu, Hawaii for any action arising out of matters related to this Agreement. Each of the Partners waives the right to commence an action in connection with this Agreement in any court outside of Honolulu, Hawaii.
13.18.    Waiver of Jury Trial. EACH OF THE PARTNERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
13.19.    Limitation of Liability. Except as otherwise expressly provided by Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Partner shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Partner. Except as otherwise expressly provided by this Agreement (with respect to liability among Partners) or by Delaware law, the liability of each Partner shall be limited to the amount of Capital Contributions, if any, required to be made by such Partner in accordance with this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.
[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

G&K DEVELOPMENT, LLC,
a Hawaii limited liability company
By Birdie Investments, LLC, its managing member

By:
	Name:	Robert L. Leberman
	Title:	Manager

KA`UPULEHU MAKAL LLLP, a Hawaii limited liability limited partnership

By:	KKM Makai, LLLP Its General Partner

	By:	Noble enterprises Inc. Its General Partner

	By:	/s/ Terry Johnston
Terry Johnston
Its President

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

G&K DEVELOPMENT, LLC,
a Hawaii limited liability company
By Birdie Investments, LLC, its managing member

By:	/s/ Robert Leberman
	Name:	Robert L. Leberman
	Title:	Manager

KA`UPULEHU MAKAL LLLP, a Hawaii limited liability limited partnership

By:	KKM Makai, LLLP Its General Partner

	By:	Noble enterprises Inc. Its General Partner

By:
Terry Johnston
Its President

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